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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


Earnings per common share were computed as follows:

                                                         TWELVE MONTHS ENDED
                                                      -------------------------
                                                      DEC.31,1996   DEC.31,1995
Net income (loss) applicable to common
   shares:                                               $359,160     ($153,452)
                                                      ===========   ===========


Weighted average number of common shares and of common share equivalents:

Weighted average common shares                          5,508,057     5,321,575

Dilution from stock options
   outstanding                                            441,617          --

Incremental dilution, exercised options                    38,251          --
                                                      -----------   -----------

Common share equivalents pursuant
   to APB 15                                              479,868          --
                                                      -----------   -----------

Total primary weighted average number
   of common shares and common share
   equivalents                                          5,987,925     5,321,575

Additional shares for full dilution
   pursuant to APB 15                                        --            --
                                                      -----------   -----------

Total fully diluted average number of
   common shares and common share
   equivalents                                          5,987,925     5,321,575

Net income (loss) per share:
   Primary                                                  $0.06        ($0.03)
                                                      ===========   ===========
   Fully diluted                                            $0.06        ($0.03)
                                                      ===========   ===========